NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on July 28, 2008, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on July 15, 2008 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the Mandatory Exchange which became effective before the opening on July 15, 2008, each Depositary Share (Each representing 1/4th of a share of 5.72% Cumulative Preferred Stock; Series F) (Old) of The Bear Stearns Companies Inc. will be exchanged for One (1) (New) Depositary Share (Each representing 1/4th of a share of 5.72% Cumulative Preferred Stock; Series F) of JPMorgan Chase & Co. on a share for share basis. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on July 15, 2008.